Exhibit 10.10

ADDENDUM TO ASSET PURCHASE AGREEMENT

The following provisions (the “Addendum”) are hereby incorporated into, and are hereby made a part of, that certain Asset Purchase Agreement dated March 1, 2024 (the “Agreement”) between Advanced Voice Recognition Systems, Inc. a Nevada corporation, n/k/a Rivulet Entertainment, Inc. a Nevada corporation (“Buyer”), and Rivulet Media, Inc., a Delaware corporation (“Seller” or “Company”) (individually, a “Party”; collectively, the “Parties”) and such provisions are effective retroactively to the date of the Agreement (the “Effective Date”).

1.	Purchase Price. On May 19, 2025, the Agreement was amended by decreasing the cash portion by $3,550,000 for a total cash amount of $6,450,000 since that date $2,950,00 has been paid reducing the balance to $3,500,000. The balance of the Purchase Price shall be paid with 12,900,000 restricted shares of common stock and 1,000,000 shares of Series C Preferred stock of the Buyer in lieu of the above stated cash amount of $3,500,000.

2.	All other terms and conditions of the Agreement shall remain in full force and effect and said Agreement is hereby confirmed and ratified accordingly.

IN WITNESS WHEREOF, the Parties have caused this Addendum to the Asset Purchase Agreement to be duly executed and delivered as of February 12, 2026.

SELLER		BUYER

RIVULET MEDIA, INC.		Rivulet Entertainment, Inc.
a Delaware corporation		a Nevada corporation

By	/s/ Michael Witherill	By	/s/ Walter Geldenhuys
	Michael Witherill		Walter Geldenhuys
	President and Director		President, Chief Executive Officer